EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Rockwell Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(1)	Rule 457(c)	3,750,000	(2)	$2.91	(3)	$10,901,250	(3)	0.00011020	$1,202
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A			N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A				N/A				N/A	N/A	N/A	N/A
	Total Offering Amounts							$10,901,250			$1,202
	Total Fees Previously Paid										-
	Total Fee Offsets										-
	Net Fee Due										$1,202

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)	Represents shares of common stock issuable upon exercise of warrants to purchase common stock offered by the selling stockholder.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on The Nasdaq Capital Market on August 10, 2023 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).